EXHIBIT 10.1
[Series     ]
LIBERTY GLOBAL, INC.
2005 INCENTIVE PLAN
RESTRICTED SHARE UNITS AGREEMENT
     THIS RESTRICTED SHARE UNITS AGREEMENT (“Agreement”) is made as of                     , 20    (the “Grant Date”), by and between LIBERTY GLOBAL, INC., a Delaware corporation (the “Company”), and the individual whose name, address, and social security/payroll number appear on the signature page hereto (the “Grantee”).
     The Company has adopted the Liberty Global, Inc. 2005 Incentive Plan, as amended and restated (the “Plan”), which by this reference is made a part hereof, for the benefit of eligible employees of, and independent contractors providing services to, the Company and its Subsidiaries. Capitalized terms used and not otherwise defined herein will have the meaning given thereto in the Plan.
     Pursuant to the Plan, the Compensation Committee (the “Committee”) appointed by the Board pursuant to Section 3.1 of the Plan to administer the Plan has determined that it would be in the best interest of the Company and its stockholders to award restricted share units to Grantee, subject to the conditions and restrictions set forth herein and in the Plan, in order to provide the Grantee additional remuneration for services rendered, to encourage the Grantee to continue to provide services to the Company or its Subsidiaries and to increase the Grantee’s personal interest in the continued success and progress of the Company.
     The Company and the Grantee therefore agree as follows:
     1. Definitions. The following terms, when used in this Agreement, have the following meanings:
          “Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado, are required or authorized to be closed.
          “Cause” has the meaning specified for “cause” in Section 11.2(b) of the Plan.
          “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
          “Committee” has the meaning specified in the recitals to this Agreement.
          “Company” has the meaning specified in the preamble to this Agreement.
          “Corresponding Day” means with respect to each month, the day of that month that is the same day of the month as the Grant Date; provided that, for any month for which there is not a day corresponding to the Grant Date, then the Corresponding Day shall be the last day of such month. By way of example, if the Grant Date was the 31st of December, the Corresponding Day in June would be the 30th.
          “Grant Date” has the meaning specified in the preamble to this Agreement.
          “Grantee” has the meaning specified in the preamble to this Agreement.
          “LBTY    ” means the Series      common stock, par value $.01 per share, of the Company.
          “Plan” has the meaning specified in the recitals to this Agreement.
          “Required Withholding Amount” has the meaning specified in Section 13 of this Agreement.
          “Restricted Share Units” has the meaning specified in Section 2 of this Agreement. Restricted Share Units represent an Award of Restricted Shares that provides for the shares of Common Stock subject to the Award to be issued at or following the end of the Restriction Period within the meaning of Article VIII of the Plan.
          “RSU Dividend Equivalents” means, to the extent specified by the Committee only, an amount equal to all dividends and other distributions (or the economic equivalent thereof) which are payable to stockholders of record during the Restriction Period on a like number and kind of shares of Common Stock as the shares represented by the Restricted Share Units.
          “Section 409A Payment Date” means, with respect to any Vesting Date, the March 15 of the calendar year following the calendar year in which such Vesting Date occurred.
          “Termination of Service” means the termination for any reason of Grantee’s provision of services to the Company and its Subsidiaries, as an officer, employee or independent contractor.
          “Vesting Date” means each date on which any Restricted Share Units cease to be subject to a risk of forfeiture, as determined in accordance with this Agreement and the Plan.
     2. Grant of Restricted Share Units. Subject to the terms and conditions herein, pursuant to the Plan, the Company grants to the Grantee effective as of the Grant Date an Award of the number of restricted share units set forth on the signature page hereto (the “Restricted Share Units”), each representing the right to receive one share of LBTY     , subject to the conditions and restrictions set forth below and in the Plan.
     3. Settlement of Restricted Share Units. Settlement of Restricted Share Units that vest in accordance with Section 5 or 6 of this Agreement or Section 11.1(b) of the Plan shall be made as soon as administratively practicable after the applicable Vesting Date, but in no event later than the Section 409A Payment Date applicable to such Vesting Date. Settlement of vested

Restricted Share Units shall be made in payment of shares of LBTY    , together with any related RSU Dividend Equivalents, in accordance with Section 7.
     4. Stockholder Rights; RSU Dividend Equivalents. The Grantee shall have no rights of a stockholder with respect to any shares of LBTY     represented by any Restricted Share Units unless and until such time as shares of LBTY     represented by vested Restricted Share Units have been delivered to the Grantee in accordance with Section 7. Grantee will have no right to receive, or otherwise with respect to, any RSU Dividend Equivalents until such time, if ever, as the Restricted Share Units with respect to which such RSU Dividend Equivalents relate shall have become vested and, if vesting does not occur, the related RSU Dividend Equivalents will be forfeited. RSU Dividend Equivalents shall not bear interest or be segregated in a separate account. Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the vesting of any portion of the RSU Dividend Equivalents (the “Vested RSU Dividend Equivalents”). The settlement of any Vested RSU Dividend Equivalents shall be made as soon as administratively practicable after the accelerated vesting date, but in no event later than March 15 of the following calendar year.
     5. Vesting. Unless the Committee otherwise determines in its sole discretion, subject to earlier vesting in accordance with Section 6 of this Agreement or Section 11.1(b) of the Plan and subject to the last sentence of this Section 5, the Restricted Share Units shall become vested in accordance with the following schedule (each date specified below being a Vesting Date):
(i)	On the Corresponding Day in the sixth month following the Grant Date, 12.5% of the Restricted Share Units shall become vested; and

(ii)	On the Corresponding Day in the ninth month following the Grant Date and on the Corresponding Day on each third month thereafter, an additional 6.25% of the Restricted Share Units shall become vested, until the Restricted Share Units are vested in full on the Corresponding Day in the forty-eighth (48) month following the Grant Date.
     On each Vesting Date, and the satisfaction of any other applicable restrictions, terms and conditions, any RSU Dividend Equivalents with respect to the Restricted Share Units that have not theretofore become Vested RSU Dividend Equivalents (“Unpaid RSU Dividend Equivalents”) will become vested to the extent that the Restricted Share Units related thereto shall have become vested in accordance with this Agreement. Notwithstanding the foregoing, Grantee will not vest, pursuant to this Section 5, in Restricted Share Units as to which Grantee would otherwise vest as of a given date if Termination of Service or a breach of any applicable restrictions, terms or conditions with respect to such Restricted Share Units has occurred at any time after the Grant Date and prior to such Vesting Date (the vesting or forfeiture of such Restricted Share Units to be governed instead by Section 6).

     6. Early Vesting or Forfeiture.
          (a) Unless otherwise determined by the Committee in its sole discretion:
(i)	If Termination of Service occurs by reason of Grantee’s death or Disability, the Restricted Share Units, to the extent not theretofore vested, and any related Unpaid RSU Dividend Equivalents, will immediately become fully vested;

(ii)	If Termination of Service is by the Company or a Subsidiary without Cause (as determined in the sole discretion of the Committee) more than six months after the Grant Date and prior to vesting in full of the Restricted Share Units, then an additional percentage of the Restricted Share Units, together with any related Unpaid RSU Dividend Equivalents, will become vested on the date of Termination of Service equal to the product of (x) one-third (1/3) of the additional percentage of Restricted Share Units that would have become vested on the next following Vesting Date in accordance with the schedule in Section 5, times (y) the number of full months of employment completed since the most recent Vesting Date preceding the Termination of Service, and the balance of the Restricted Share Units to the extent not theretofore vested, together with any related Unpaid RSU Dividend Equivalents, will be forfeited immediately.

(iii)	If Termination of Service occurs for any reason other than as specified in Section 6(a)(i) or 6(a)(ii) above, then the Restricted Share Units, to the extent not theretofore vested, together with any related Unpaid RSU Dividend Equivalents, will be forfeited immediately.

(iv)	If Grantee breaches any restrictions, terms or conditions provided in or established by the Committee pursuant to the Plan or this Agreement with respect to the Restricted Share Units prior to the vesting thereof (including any attempted or completed transfer of any such unvested Restricted Share Units contrary to the terms of the Plan or this Agreement), the unvested Restricted Share Units, together with any related Unpaid RSU Dividend Equivalents, will be forfeited immediately.
          (b) Upon forfeiture of any unvested Restricted Share Units, and any related Unpaid RSU Dividend Equivalents, such Restricted Share Units and any related Unpaid RSU Dividend Equivalents will be immediately cancelled, and Grantee will cease to have any rights with respect thereto.
          (c) Unless the Committee otherwise determines, neither a change of the Grantee’s employment from the Company to a Subsidiary or from a Subsidiary to the Company or another Subsidiary, nor a change in Grantee’s status from an independent contractor to an employee, will be a Termination of Service for purposes of this Agreement if such change of employment or status is made at the request or with the express consent of the Company. Unless the Committee otherwise determines, however, any such change of employment or status that is not made at the request or with the express consent of the Company and any change in Grantee’s status from an employee to an independent contractor will be a Termination of Service within the meaning of this Agreement.
     7. Delivery by Company. As soon as practicable after the vesting of Restricted Share Units, and any related Unpaid RSU Dividend Equivalents, pursuant to Section 5 or 6 hereof or Section 11.1(b) of the Plan, and subject to the withholding referred to in Section 13 of this Agreement, the Company will deliver or cause to be delivered to or at the direction of Grantee (i)(a) a certificate or certificates issued in Grantee’s names for the shares of LBTY     represented by such vested Restricted Share Units, (b) a statement of holdings reflecting that the shares of LBTY     represented by such vested Restricted Share Units are held for the benefit of Grantee in uncertificated form by a third party service provider designated by the Company, or (c) a confirmation of deposit of the shares of LBTY     represented by such vested Restricted Share Units, in book-entry form, into the broker’s account designated by Grantee, (ii) any securities constituting related vested Unpaid RSU Dividend Equivalents by any applicable method specified in clause (i) above, and (iii) any cash payment constituting related vested Unpaid RSU Dividend Equivalents. Any delivery of securities will be deemed effected for all purposes when (1) a certificate representing or statement of holdings reflecting such securities and, in the case of any Unpaid RSU Dividend Equivalents, any other documents necessary to reflect ownership thereof by Grantee has been delivered personally to the Grantee or, if delivery is by mail, when the Company or its stock transfer agent has deposited the certificate or statement of holdings and/or such other documents in the United States mail, addressed to the Grantee, or (2) confirmation of deposit into the designated broker’s account of such securities, in written or electronic format, is first made available to Grantee. Any cash payment will be deemed effected when a check from the Company, payable to or at the direction of the Grantee and in the amount equal to the amount of the cash payment, has been delivered personally to or at the direction of the Grantee or deposited in the United States mail, addressed to the Grantee or his or her nominee.
     8. Nontransferability of Restricted Share Units Before Vesting.
          (a) Before vesting and during Grantee’s lifetime, the Restricted Share Units and any related Unpaid RSU Dividend Equivalents may not be sold, assigned, transferred by gift or otherwise, pledged, exchanged, encumbered or disposed of (voluntarily or involuntarily), other than an assignment pursuant to a Domestic Relations Order. In the event of an assignment pursuant to a Domestic Relations Order, the unvested Restricted Share Units and any related Unpaid RSU Dividend Equivalents so assigned shall be subject to all the restrictions, terms and provisions of this Agreement and the Plan, and the assignee shall be bound by all applicable provisions of this Agreement and the Plan in the same manner as Grantee.
          (b) The Grantee may designate a beneficiary or beneficiaries to whom the Restricted Share Units, to the extent then vesting, and any related Unpaid RSU Dividend Equivalents will pass upon the Grantee’s death and may change such designation from time to time by filing a written designation of beneficiary or beneficiaries with the Committee on such form as may be prescribed by the Committee, provided that no such designation will be effective unless so filed prior to the death of Grantee. If no such designation is made or if the designated beneficiary does not survive Grantee’s death, the Restricted Share Units, to the extent then vesting, and any related Unpaid RSU Dividend Equivalents will pass by will or the laws of descent and distribution. Following Grantee’s death, the person to whom such vested Restricted Share Units and any related Unpaid RSU Dividend Equivalents pass according to the foregoing will be deemed the Grantee for purposes of any applicable provisions of this Agreement.
     9. Adjustments. The Restricted Share Units and any related Unpaid RSU Dividend Equivalents will be subject to adjustment pursuant to Section 4.2 of the Plan in such manner as the Committee may deem equitable and appropriate in connection with the occurrence following the Grant Date of any of the events described in Section 4.2 of the Plan.
     10. Company’s Rights. The existence of this Agreement will not affect in any way the right or power of the Company or its stockholders to accomplish any corporate act, including, without limitation, the acts referred to in Section 11.16 of the Plan.
     11. Limitation of Rights. Nothing in this Agreement or the Plan will be construed to give Grantee any right to be granted any future Award other than in the sole discretion of the Committee or give Grantee or any other person any interest in any fund or in any specified asset or assets of the Company or any of its Subsidiaries. Neither Grantee nor any person claiming through Grantee will have any right or interest in shares of LBTY     represented by any Restricted Share Units or any related Unpaid RSU Dividend Equivalents unless and until there shall have been full compliance with all the terms, conditions and provisions of this Agreement and the Plan which affect Grantee or such other person.
     12. Restrictions Imposed by Law. Without limiting the generality of Section 11.8 of the Plan, the Company shall not be obligated to deliver any shares of LBTY     represented by vested Restricted Share Units or securities constituting any Unpaid RSU Dividend Equivalents if counsel to the Company determines that the issuance or delivery thereof would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange upon which shares of LBTY     or such other securities are listed. The Company will in no event be obligated to take any affirmative action in order to cause the delivery of shares of LBTY     represented by vested Restricted Share Units or securities constituting any Unpaid RSU Dividend Equivalents to comply with any such law, rule, regulation, or agreement. Any certificates representing any such securities issued or delivered under this Agreement may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws.
     13. Withholding. To the extent that the Company is subject to withholding tax requirements under any national, state, local or other governmental law with respect to the award of the Restricted Share Units to Grantee or the vesting thereof, or the designation of any RSU Dividend Equivalents as payable or distributable or the payment or distribution thereof, the Grantee must make arrangement satisfactory to the Company to make payment to the Company of the amount required to be withheld under such tax laws, as determined by the Company (collectively, the “Required Withholding Amount”). To the extent such withholding is required because the Grantee vests in some or all of the Restricted Share Units and any related RSU

Dividend Equivalents, the Company shall withhold (i) from the shares of LBTY     represented by vested Restricted Share Units and otherwise deliverable to the Grantee a number of shares of LBTY     and/or (ii) from any related RSU Dividend Equivalents otherwise deliverable to the Grantee an amount of such RSU Dividend Equivalents, which collectively have a value (or, in the case of securities withheld, a Fair Market Value) equal to the Required Withholding Amount, unless Grantee remits the Required Withholding Amount to the Company in cash in such form and by such time as the Company may require or other provisions for withholding such amount satisfactory to the Company have been made. Notwithstanding any other provisions of this Agreement, the delivery of any shares of LBTY     represented by vested Restricted Share Units and any related RSU Dividend Equivalents may be postponed until any required withholding taxes have been paid to the Company.
     14. Notice. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by United States first class mail, postage prepaid, sent by overnight courier, freight prepaid or sent by facsimile and addressed as follows:
Liberty Global, Inc.
12300 Liberty Boulevard
Englewood, CO 80112
Attn: General Counsel
Fax: 303-220-6691
     Any notice or other communication to the Grantee with respect to this Agreement will be in writing and will be delivered personally, or will be sent by United States first class mail, postage prepaid, to the Grantee’s address as listed in the records of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.
     15. Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Committee. Without limiting the generality of the foregoing, without the consent of the Grantee,
          (a) this Agreement may be amended or supplemented from time to time as approved by the Committee (i) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or (ii) to add to the covenants and agreements of the Company for the benefit of the Grantee or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company’s stockholders and, provided, in each case, that such changes or corrections will not adversely affect the rights of the Grantee with respect to the Award evidenced hereby, or (iii) to reform the Award made hereunder as contemplated by Section 11.18 of the Plan or to exempt the Award made hereunder from coverage under Section 409A, or (iv) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and

          (b) subject to any required action by the Board or the stockholders of the Company, the Restricted Share Units granted under this Agreement may be canceled by the Company and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect any Restricted Share Units that are then vested.
     16. Grantee Employment.
          (a) Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, will confer or be construed to confer on the Grantee any right to continue in the employ or service of the Company or any of its Subsidiaries or interfere in any way with any right of the Company or any Subsidiary, subject to the terms of any separate employment agreement to the contrary, to terminate the Grantee’s employment or service at any time, with or without cause.
          (b) The Award hereunder is special incentive compensation that will not be taken into account, in any manner, as salary, earnings, compensation, bonus or benefits, in determining the amount of any payment under any pension, retirement, profit sharing, 401(k), life insurance, salary continuation, severance or other employee benefit plan, program or policy of the Company or any of its Subsidiaries or any employment agreement or arrangement with the Grantee.
          (c) It is a condition of the Grantee’s Award that, in the event of Termination of Service for whatever reason, whether lawful or not, including in circumstances which could give rise to a claim for wrongful and/or unfair dismissal (whether or not it is known at the time of Termination of Service that such a claim may ensue), the Grantee will not by virtue of such Termination of Service, subject to Section 6 of this Agreement, become entitled to any damages or severance or any additional amount of damages or severance in respect of any rights or expectations of whatsoever nature the Grantee may have hereunder or under the Plan. Notwithstanding any other provision of the Plan or this Agreement, the Award hereunder will not form part of the Grantee’s entitlement to remuneration or benefits pursuant to the Grantee’s employment agreement or arrangement, if any. The rights and obligations of the Grantee under the terms of his or her employment agreement, if any, will not be enhanced hereby.
          (d) In the event of any inconsistency between the terms hereof or of the Plan and any employment, severance or other agreement with the Grantee, the terms hereof and of the Plan shall control.
     17. Nonalienation of Benefits. Except as provided in Section 8 of this Agreement, (i) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (ii) no right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities or torts of the Grantee or other person entitled to such benefits.

     18. Data Privacy.
          (a) The Grantee’s acceptance hereof shall evidence the Grantee’s explicit and unambiguous consent to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data by and among, as applicable, the Grantee’s employer (the “Employer”) and the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, bonus and employee benefits, nationality, job title and description, any shares of stock or directorships or other positions held in the Company, its subsidiaries and affiliates, details of all options, stock appreciation rights, restricted shares, restricted share units or any other entitlement to shares of stock or other Awards granted, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, annual performance objectives, performance reviews and performance ratings, for the purpose of implementing, administering and managing Awards under the Plan (“Data”).
          (b) The Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that the recipients’ country (e.g. the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any shares of stock acquired with respect to an Award.
          (c) The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may at any time view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of a refusal to consent or withdrawal of consent, the Grantee may contact the Grantee’s local human resources representative.
     19. Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Colorado. Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Colorado in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.
     20. Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the Plan. This Agreement is entered into, and the Award evidenced hereby is granted, pursuant to the Plan and shall be governed by and construed in accordance with the Plan and the administrative interpretations adopted by the Committee thereunder. The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense. All decisions of the Committee upon questions regarding this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.
     21. Duplicate Originals. The Company and the Grantee may sign any number of copies of this Agreement. Each signed copy will be an original, but all of them together represent the same agreement.
     22. Rules by Committee. The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the Committee may adopt from time to time.
     23. Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee regarding the subject matter hereof. The Grantee and the Company hereby declare and represent that no promise or agreement not herein expressed has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Award. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.
     24. Grantee Acceptance. The Grantee will signify acceptance of the terms and conditions of this Agreement by signing in the space provided at the end hereof and returning a signed copy to the Company. If the Grantee does not execute this Agreement within 60 days of the Grant Date, the grant of Restricted Share Units shall be null and void.

Signature Page to Restricted Share Units Agreement
dated as of                           , 20     , between Liberty Global, Inc. and Grantee

LIBERTY GLOBAL, INC.

By:
Name: Title:

ACCEPTED:

Grantee Name:

Address:

Optionee ID:

Grant No.
Number of Restricted Share Units (LBTY   ) Awarded: